September 27, 2007

To our employees:

We have reason today to celebrate!! New Motion, Inc. and Traffix, Inc. have signed a merger agreement that will combine our companies and extend together the success each has respectively achieved in the mobile entertainment & Internet media markets. The merger will create a major US mobile entertainment company with the absolute goal to be the dominant player in this market for years to come. The news release being distributed this morning announcing the deal is attached for your review.

The merger agreement is subject to the customary shareholder approval which we expect to take place over the next two to three months. During this period, we will be finalizing the operating details of our new company and answering many of the questions we know you will have. Among some of the details we can share at this time:

▪	We anticipate that all existing offices of both companies will remain in place while headquarters will be in New York.

▪	Burton Katz, currently Chief Executive Officer of New Motion, Inc., will become the Chief Executive Officer of the newly combined organization.

▪
Jeffrey Schwartz, current Chief Executive Officer and Chairman of Traffix, will step down from those positions following the closing. Jeff has agreed to remain active in the business as well as becoming a senior advisor to Burton.

▪	Andrew Stollman, currently President of Traffix, will continue to serve as President in the new organization.

▪	A decision has not yet been made on what the new company will be named and what ticker symbol it will trade under post closing.

The merger is anticipated to close in early January; In the meantime, we know you will have questions about the acquisition process and how it will affect you. We will be providing you with more information about the details of the acquisition and any changes in the organization’s structure as they become available. In the interim, please feel free to speak to Jeffrey, Burton and Andrew.

Our two companies have worked successfully together over recent years. In 2007, we collaborated to turn Bid4Prizes from a small concept into an industry wide success story. Our commercial partnership in GatorArcade is already growing at an exciting pace. We are excited about the future, and the potential created by this new pairing.

Profound changes in consumer expectations and behavior continue to transform entertainment and marketing, and progressive companies like ours are working to stay ahead of these expectations. With our demonstrated track record and a higher degree of integration between the two organizations, we are confident the new entity will be in an excellent position to take greater advantage of the rapidly growing mobile entertainment market.

We look forward to working with you all over the coming months and years. As the new company evolves, we know we will build an exciting and innovative culture together. We are committed to making this a place you will want to be part of.

Sincerely,

Burton Katz	Jeffrey L. Schwartz
Chief Executive Officer	Chief Executive Officer & Chairman
New Motion, Inc.	Traffix, Inc.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, are based on certain assumptions and reflect our current beliefs and expectations. These forward-looking statements are subject to risks and uncertainties, and other important factors that could cause actual results, performance or achievement to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the risk that the proposed transaction may not be completed in a timely manner, if at all; the failure of stockholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of New Motion, Inc. and Traffix, Inc. may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following the merger, including our relationships with third parties; general business and economic conditions; geopolitical events and regulatory changes; the performance of financial markets and interest rates; and the ability to obtain governmental approvals of the transaction on a timely basis; as well as other relevant risks detailed in the filings of New Motion and Traffix with the Securities and Exchange Commission and available at the SEC’s Internet site located at http://www.sec.gov/. The information set forth herein should be read in light of such risks. The information set forth herein speaks only as of the date hereof, and New Motion and Traffix disclaim any intention or obligation to update the information contained in this letter.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving New Motion and Traffix. In connection with the proposed transaction, New Motion plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of New Motion and Traffix plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of New Motion and Traffix. INVESTORS AND SECURITY HOLDERS OF NEW MOTION, INC. AND TRAFFIX, INC. ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by New Motion, Inc. and Traffix, Inc. through the web site maintained by the SEC at http://www.sec.gov/. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Ray Musci, president, New Motion, Inc. at 949-777-3700 ext. 221, or by directing a request to Todd Fromer 212-682-6300 ext. 215 or Beth More 212-682-6300 ext. 224 of KCSA, investor relations representatives for Traffix, Inc.

New Motion, Traffix and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the identity of the persons who may, under SEC rules, be deemed to be “participants” in the solicitation of proxies, and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.